EXHIBIT 99.2





                        CHESTER VALLEY BANCORP TO PRESENT
                         AT MID-ATLANTIC SUPER-COMMUNITY
                                 BANK CONFERENCE


FOR IMMEDIATE RELEASE:
FRIDAY, OCTOBER 25, 2002

CONTACT:    MARTY GRUSZKA
            FIRST FINANCIAL BANK
            (610) 269-9700

Downingtown, PA: Chester Valley Bancorp Inc. (NASDAQ: CVAL), parent company of First Financial Bank and Philadelphia Corporation for Investment Services, will be speaking to an audience of institutional investors, high net worth individuals and analysts from leading brokerage firms in Baltimore, MD on October 30th. President and CEO Donna Coughey and CFO Albert Randa will be presenting for the Company. They will be joined by a prestigious group of 19 other institutions from Pennsylvania, New Jersey, Maryland and Virginia.

"This is a great opportunity to make more investors aware of the value that the Company provides, and the timing is remarkable," stated Donna Coughey, President and CEO. The Company released their fiscal year-end 2002 performance in July and quarter-end results on October 22nd, reporting continued strong earnings. "Our excellent performance is the result of a focus on business clients, wealth management, customer service and our community. We believe this direction will bring us success as we continue to grow in the coming years."

The Conference will be webcast and may be accessed at http://www.super-communitybanking.com/. To hear the broadcast, go to the website
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at least fifteen minutes early to download and install any necessary software.
The Company's broadcast is scheduled for October 30th at 8:00 am.


Chester Valley Bancorp Inc. is the parent company of First Financial Bank and Philadelphia Corporation for Investment Services ("PCIS"). First Financial Bank's executive offices are located in Downingtown, Pennsylvania, with nine branch offices throughout Chester County. PCIS is a securities broker/dealer and investment advisor with offices in Wayne and Philadelphia. First Financial Bank and PCIS can be found on the World Wide Web at www.FFBonline.com and www.PCISonline.com, respectively. The Company's stock is traded on the NASDAQ market under the symbol "CVAL".